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                                                                   EXHIBIT 10.12

                      PATENT LICENSE AND ROYALTY AGREEMENT

            THIS AGREEMENT (the "Agreement") is made by and between OccuLogix, Inc. (formerly Vascular Sciences Corporation), a Delaware Corporation (the "Licensee"), and Hans Stock ("Stock") living in Germany, who is the assignee of the rights of Prof. Dr. Helmut Borberg ("Borberg"), listed as inventor along with Dr. Richard Brunner ("Brunner") in US patent application 09/000,917, which is the parent application of US letters patent 6,245,038 issued June 12, 2001 (the "Patent").

            WHEREAS, Brunner executed a patent license and royalty agreement with a predecessor of the Licensee as of May 6, 2002 and amended and restated that agreement as of the date hereof;

            WHEREAS, Borberg assigned all his right, title and interest to the Patent and the Patent Rights to Stock;

            WHEREAS, Stock originally licensed any and all of his rights, title and interests to the Patent and the Patent Rights to the Licensee in an undocumented oral agreement;

            WHEREAS, Stock executed a patent license and royalty agreement with Licensee as of August 6, 2004 and amended and restated that agreement as of the date hereof;

            WHEREAS, Stock continues to desire to license any and all of his rights, title and interest to the Patent and the Patent Rights derived therefrom to Licensee, and

            WHEREAS, Licensee continues to desire to obtain an exclusive license to all of Stock's interest in the Patent and the Patent Rights derived therefrom and to exclusively own the License to any and all of his rights, title, interests and ownership to the Patent and any and all related patents, rights and inventions that specifically relate to the Patent whether owned now or at any time in the future by Stock (the "License"), and

            WHEREAS, Stock shall be eligible to receive any and all consideration and compensation from the Licensee, such as those pledged to be made by the Licensee to Stock under the terms of this Agreement.

            NOW THEREFORE, in consideration for guaranteed Advance Royalty Payments and Royalty Payments as described below, and other good and valuable consideration, the parties agree as follows:

1. Patent Rights. Shall mean any and all of Stock's rights, title, ownership and interests in and to US letters patent 6,245,038 and any and all inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc. made by Stock or his agents, in any and all areas that relate directly to the Patent, regardless of whether such inventions or improvements are patentable or may become patented; all inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc. shall automatically be incorporated herein without the payment of any additional fees, royalties or any other compensation or considerations of any kind.

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2.    License Grant. Stock confirms that he has exclusively licensed, and does hereby continue to exclusively license, in accordance with the terms set forth below, unto Licensee, Stock's entire undivided right, title, ownership and interest in and to the Patent and the Patent Rights, throughout the Territory, to be held and enjoyed by Licensee the same as it would have been held and enjoyed by Stock if this Patent License and Royalty Agreement had not been made and entered into. The exclusive license granted herein also includes an exclusive right for the Licensee to grant expressly or implicitly, directly or through its subsidiaries or affiliates, sublicenses to the Patent and the Patent Rights without the requirement to pay any additional royalty fee or sublicense fee to Stock, to end users of the patented method including medical practitioners and medical clinics.

      The exclusive license granted herein also includes an exclusive right for the Licensee to grant sublicenses to the Patent and the Patent Rights to unaffiliated third parties other than the end users referred to hereinbefore. The Licensee acknowledges that such sublicenses shall not have the right to grant sub-sublicenses to the Patent and the Patent Rights unless consented to in writing by Stock; sub-sublicensing to end-users as defined in the paragraph above is, however, permitted without consent.

      Stock recognizes that by signing this Agreement, the combination of this Agreement and a patent license and royalty agreement between Brunner and Licensee will collectively constitute an EXCLUSIVE PATENT LICENSE AND ROYALTY AGREEMENT by which Stock and Brunner grant an exclusive license in the Patent to Licensee including the right to sue for past infringement.

3. Representation by Stock. Stock warrants that he as the assignee of the right of Borberg, along with Brunner, as the joint inventors of United States Patent 6,245,038, exclusively owns and possesses the Patent and the Patent Rights, and has all right and title thereto and that this Patent License and Royalty Agreement is made without encumbrance or threat of future interference by others claiming ownership therein and that no security interests to any third party exists therein or any other agreement to the contrary.

4. Representation by Licensee. Licensee represents that it is a bona fide corporation in good standing in Delaware.

5. Advance Royalty Payments. Licensee agrees to pay Stock Fifty Thousand Dollars ($50,000 USD) annually as an advance and credited against any and all Royalty Payments paid in accordance with this Agreement. Such Advance Royalty Payments shall be non-refundable and be paid to Stock and in equal payments of Twelve Thousand Five-hundred Dollars ($12,500 USD), made quarterly, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.

6. Royalty Payments. Licensee agrees to pay royalties to Stock totaling One-and-a-Half Percent (1.5% in USD). Royalty Payments shall be non-refundable and be calculated and paid based upon Total Net Revenues that Licensee, or any subsidiary of licensee or any company affiliated with licensee receives from the bona fide commercial sales of its Products sold in reliance and dependence upon the validity of the Patent's claims and of the Patent Rights in the Territory.

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7.    Sublicense Fee. In instances where Stock has consented to a sublicense to the Patent and the Patent Rights from Licensee to a third party who is not an end user of the patented method, Licensee agrees to pay to Stock a sublicense fee constituting a non-refundable cash payment equal to Twelve-and-a-Half Percent (12,5% in USD) of any:

            (i) Upfront cash payment made to Licensee in consideration of the sublicense;

            (ii) Sublicense fees received by Licensee in consideration of the sublicense;

            (iii) Premium over the fair market value of equity investments in
                  Licensee in consideration of the sublicense; and

            (iv) Non-cash consideration received by Licensee from a sublicense in consideration of the sublicense, such consideration to include, without limitation, equity in other companies and the value of any license granted to Licensee.

8. Accounting and Timing of Royalty Payments and of payments of Sublicense Fees. Upon making each Royalty and Sublicense Fee Payment, Licensee shall provide Stock with a summary of the accounting used to determine the amount of Royalty Payment and Sublicense Fees due. Royalty Payments and Payments of Sublicense Fees shall be made by wire transfer and shall be computed on Total Net Revenues received by the Licensee by the reporting close of each calendar quarter and distributed and paid to Stock and on a quarterly basis, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.

9. Failure to Pay by Licensee. Should Licensee fail to make any payments as required herein, and should the Licensee fail to cure the breach created thereby, any and all rights, title and ownership to the License provided to the Licensee under this Agreement shall be forfeited and any and all such rights, title and ownership to the License shall, upon notice of the failure to cure the breach, immediately revert to Stock, and all monies paid by Licensee until such date shall be retained by him without forfeiture.

10. Territory. Shall mean the United States and any other jurisdictions subject to recognizing any valid claims of the Patent or of the Patent Rights.

11. Total Net Revenues. Shall mean total gross revenues less any discounts, rebates, shipping costs, handling costs, transportation insurance costs, importation fees, and duties on any and all Products sold by the Licensee in the Territory which are sold in reliance upon and which are specifically used for extracorporeal therapies for the treatment of ophthalmic diseases in accordance with or subject to any of the valid claims of the Patent. In the case of sales of filters for ophthalmic treatment within the meaning of the Patent, either directly by Licensee or through Licensee's subsidiaries or a company affiliated with Licensee, such total gross revenues shall be deemed to be the cost of the filters to Licensee; or in case of Products having components in addition to said filters, the allocated cost of the filters to Licensee relative to the total costs of said Products. For

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      other Products the Total Net Revenues shall be the actual sales price to purchasers of the Products, less any of the discounts etc. as mentioned above.

12. Records. Licensee agrees to keep complete and correct books, accounts and records according to Generally Accepted Accounting Principles (GAAP) regulations to facilitate computation of Royalty Payments and Sublicense Fees. Stock or his representatives acceptable to Licensee, shall have a full right of accounting including the right to confidentially examine Licensee's books and records, at all reasonable times and upon reasonable notice, for the purpose of verifying the amount of Royalty Payments due. In case of miscalculations elicited by such examination, Licensee shall compensate Stock for the agreed upon shortfall within thirty (30) days of receipt of a detailed report outlining the Royalty Payments determined to be due. In case the shortfall exceeds 5% or US$ 5.000, whichever is greater, Licensee shall reimburse Stock's costs for the examination.

13. Products. Shall mean any filters, tubing sets or pumps sold by Licensee or its subsidiaries or affiliates to unaffiliated third parties in the Territory for the purposes of providing extracorporeal therapies for the treatment of the ophthalmic diseases as defined by any valid claim(s) of the Patent.

14. Term and Termination. The Royalty Payments shall be due to Stock beginning with the first bona fide commercial sale of any Product in the Territory and may, at the discretion of Licensee terminate upon the first of any of the following three events to occur: (a) all patents of the Patent Rights expire; (b) all material patent claims of the Patent Rights are determined, in the opinion of an experienced patent attorney approved by Stock and Licensee or an independent experienced patent attorney selected by the American Arbitration Association in accordance with its rules if such joint approval cannot be obtained after thirty (30) days, to be invalid or unenforceable; or (c) a similarly fashioned competitive extracorporeal product, method or technology is commercially introduced in the Territory for use in ophthalmic indications that could not be deterred by best-efforts enforcement/infringement proceedings brought by Licensee against the competitive product, method or technology where such proceedings are made in reliance in full or in part upon the Patent's claims and or the Patent Rights.

      "material patent claims" within the meaning of this section of the Agreement are those claims of the Patent Rights covering a method for the effective therapeutic treatment of Age-related Macular Degeneration (AMD) using plasma differential separation techniques.

      Either Party may terminate this Agreement in the event of a material breach by the other Party that is not addressed elsewhere in this Agreement, provided only if the breaching Party is given Notice of the breach and a reasonable time, not to exceed thirty (30) days from the date of receipt of such Notice, in which to cure such breach. Stock may further terminate this Agreement in case of a final court order of bankruptcy or insolvency of Licensee, and in case Licensee refuses to defend and/or enforce the Patent (which defence or enforcement may include a license or other reasonable settlement) as provided under section 15. In the case of bankruptcy or insolvency of Stock the Licensee shall

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      retain its rights to the Patent and the Patent Rights in accordance with the terms of this agreement.

      The right of Stock to receive the royalty payments and Sublicense Fees under sections 5, 6 and 7 shall survive the death of Stock and shall become a receivable of Stock's estate until the termination of this agreement.

15. Patent Defense. Licensee shall pay for any and all costs incurred for patent maintenance, enforcement and defense of the Patent or the Patent Rights in the Territory other than re-examination costs as noted below. Stock may, at his own expense, join with the Licensee in the enforcement or the defense of the Patent or the Patent Rights in the Territory. In case Licensee, after due consideration expressly indicates its refusal in writing to Stock to enforce or defend the Patent or the Patent Rights in the Territory then Stock may take his own steps to enforce or defend the Patent at his awn expense. Stock has no obligation for such participation, defense or enforcement at own expenses. Licensee may deduct the allocated costs for one reexamination procedure of US letters patent 6,245,038 incurred under this section 14 from future Royalty Payments and Sublicense Fees payable to Stock under sections 6 and 7.

16. Participation. Stock agrees, in consideration of the premises herein, that his executors and administrators will, at any time upon request, communicate to the Licensee, its successors and assigns, any facts relating to said Patent and Patent Rights, and the history thereof, known to him or his successors and assigns, and that he will testify as to the same in any interference or other proceeding when requested to do so by the Licensee, its successors and assigns. Any and all costs of such participation by Stock or his successors and assigns shall be borne by Licensee.

17. Succession. Stock binds himself and his heirs, executors, administrators, employees and legal representatives, as the case may be, to execute and deliver to the Licensee, any further documents or instruments and to do any and all further acts that may be deemed necessary by the Licensee (i) in connection with any aspect of the re-examination proceedings, (ii) in connection with any proceedings to enforce or defend the Patent; (iii) to file applications for improvements and inventions in any country where Licensee may elect to file such application(s), and (iv) that may be necessary to vest in the Licensee, the license, rights or title herein conveyed, or intended so to be, and to enable such title to be recorded in the United States and or foreign countries where such application(s) may be filed. Any and all costs of such participation by Stock or his successors and assigns shall be borne by Licensee.

18. Relationship of the Parties; Indemnification. It is agreed that this Agreement does not make any Party herein a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of any other Party herein for any purpose.

19. Validity. During the time of this agreement, licensee will not challenge the validity of the patent rights at court or with patent authorities, or will support third parties in such a challenge. The parties acknowledge that the re-examination proceedings shall not be considered a challenge of the Patent Rights.

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20.   Breach and Disputes. Any breaching Party shall have Thirty (30) Days from the date of notification to cure such breach. Any dispute between the Parties to this Agreement shall be resolved through binding arbitration, which shall be governed under the rules and regulations of the American Arbitration Association.

21. Forum, Venue and Governing Law. This agreement shall be governed and interpreted under Delaware law (without applying its conflict of law principles). Exclusive venue for legal proceedings arising hereunder shall be in New York, New York.

22. Entire Agreement. This Agreement supersedes any prior understanding that may have been reached between the Parties (including the Consulting Agreement between OccuLogix Corporation and Hans Stock dated June 25,
      2002) and encompasses the entire agreement between the Licensee and Stock with respect to the Patent and the Patent Rights. The terms of this Agreement are confidential and shall be maintained by the Parties in accordance thereby.

23. Modification. This Agreement cannot be modified except in writing executed mutually between the Parties.

24. Assignment Licensee shall not grant, transfer, convey or otherwise assign any of its rights under this Agreement without the express consent in writing of Stock.

            IN WITNESS WHEREOF, the Parties have signed and executed this Agreement and have caused this Agreement to become effective as of the Effective Date last executed below.

OCCULOGIX, INC.                            HANS STOCK

By: /s/ Elias Vamvakas                     /s/ Hans Stock
    ------------------------------         -------------------------------------

Title: ___________________________

Date: Oct 25, 2004                         Date: October 25, 2004